EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

Imaging PET Technologies, Inc., a Canadian company

Manhattan Isotope Technology LLC, a Texas limited liability company

Positron Isotope Corporation, an Indiana corporation

C70 Isotopes, Inc., a Texas corporation.